Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of June 30, 2022, Snow Lake Resources Ltd. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common shares, no par value per share (the “Common Shares”). References herein to “we,” “us,” “our” and “Company” refer to Snow Lake Resources Ltd.

The following represents a summary of our securities and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, bylaws, and certain related sections of the Corporations Act (Manitoba) (the “MCA”). We encourage you to read articles of incorporation and amendments thereto, which are attached as exhibits to this annual report, as well as the applicable provisions of Corporations Act (Manitoba) for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our articles of incorporation, as amended by our articles of amendment on October 7, 2021, cancelled our authorized Class B, Class C and Class D common shares and Class B and Class C preference shares, and reclassified all of our authorized and outstanding Class A common shares as common shares and all of our authorized Class A preferred shares as preferred shares. Of our authorized common shares and preference shares, only common shares are issued and outstanding.

Under our amended articles of incorporation, the holders of our common shares are entitled to one vote for each share held at any meeting of the shareholders. Subject to the prior rights of the holders of our preferred shares, the holders of our common shares are entitled to receive dividends as and when declared by our board of directors. Subject to the prior payment to the holders of our preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. Holders of common shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common shares. There are no provision in our amended articles requiring holders of common shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Our articles of incorporation, as amended, authorizes the issuance of unlimited common shares and preference shares, with no par value of each. As of June 30, 2022, there were 17,924,758 common shares issued and outstanding and no preference shares have been issued and are outstanding. Our common shares have been listed on the Nasdaq Capital Market since November 19, 2021, under the symbol “LITM.”

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

None.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Common Shares (Item 10.B.3 of Form 20-F)

Dividends Our articles of incorporation, as amended provide that the holders of our Common Shares shall be entitled to share rateably in dividends as may be declared thereon from time to time by the Board of Directors in its discretion.

Voting Rights Our articles of incorporation, as amended provide that the holders of Common Shares shall be entitled to receive notice of and to attend at all meeting of the shareholders of our corporation and shall be entitled to one voter thereat for each Common Share then held by such shareholder.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of our preceding financial year. A meeting of our shareholders may be held anywhere in Canada, as provided in our bylaws or, at a place outside Canada if the place is specified in our articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Our directors may, at any time, call a special meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the MCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings under our bylaws is one person present and holding, or represented by proxy, 51% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our outstanding common shares are entitled to attend meetings of our shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of our preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Change in Control

There are no provisions in our articles of incorporation, as amended that would have the effect of delaying, deferring or preventing a change in control of us, and that would operate only with respect to a merger, acquisition or corporate restructuring involving us or any of our subsidiaries.

Limitations on Ownership of Securities

There are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or Manitoba, or in our articles of incorporation, as amended.

Ownership Threshold

Our articles of incorporation, as amended do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada requires that we disclose in our management information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than ten (10) percent of our issued and outstanding Common Shares. The MCA requires that we disclose in our annual return filed with The Companies Office in Manitoba holders of shares of ten (10) percent or more of our issued and outstanding Common Shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares in the United States is Vstock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.

Requirements to Change the Rights of Holders of Common Shares (Item 10.B.4 of Form 20-F)

Our shareholders can authorize the amendment of our articles of incorporation to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Limitations on the Rights to Own Common Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by the MCA and our articles of incorporation, as amended, on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by our articles of incorporation, as amended. Securities legislation in Canada requires that we disclose in our management information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than ten (10) percent of our issued and outstanding Common Shares. The MCA requires that we disclose in our annual return filed with The Companies Office in Manitoba holders of shares of ten (10) percent or more of our issued and outstanding Common Shares.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Our corporate affairs are governed by our articles of incorporation and bylaws and the provisions of the MCA. The MCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the MCA and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, the MCA and our governing corporate instruments.

Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

Under the MCA, the board of directors must consist of at least three members, at least two of whom shall not be officers or employees of us or our affiliates, so long as Snow Lake remains a “distributing corporation” for purposes of the MCA, which includes a corporation whose securities are listed on a recognized stock exchange, in or outside Canada. Under the MCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Delaware law does not have director residency requirements comparable to those of the MCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the MCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the MCA to become, act or continue to act as a director. The MCA provides that the following persons are disqualified from being a director of a corporation: (i) a person who is less than 18 years of age; (ii) a person who is of unsound mind and has been so found by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Further, the MCA provides that at least 25% of the directors of the company must be resident Canadians, or at least one of the directors if the company has less than four directors.

Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the MCA, vacancies that exist on the board of directors may be filled by the board of directors if the remaining directors constitute a quorum, unless the vacancy results from an increase in the number or in the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, in which case, or if the remaining directors do not constitute a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Transactions with Directors and Officers

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The MCA requires that a director or officer of a corporation who is: (i) a party to a contract or transaction or proposed contract or transaction with the corporation; or (ii) a director or an officer, a person acting in a similar capacity, of a party to a contract or transaction or proposed contract or transaction, or (iii) has a material interest in, any person who is a party to a contract or transaction or proposed contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors (or committees of directors) the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation.

If a director or officer does not disclose his or her interest in accordance with the MCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the MCA, the corporation or a shareholder may ask the court to set aside the contract or transaction, according to the conditions the court sees fit. However, if a director or officer has disclosed his or her interest in accordance with the MCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved by the directors, the contract or transaction is not invalid by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction.

Limitation on Liability of Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability: (i) for breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The MCA does not permit the limitation of a director’s liability as the DGCL does. However, the MCA provides that the corporation may indemnify directors and officers against liabilities incurred in the course of their duties and may purchase and maintain insurance against any liability incurred by the individual in their capacity as a director or officer. Further, the MCA provides that an officer or director is entitled to indemnity from a corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation, if the person seeking indemnity (i) was substantially successful on the merits in his or her defence of the action or proceeding, and (ii) he or she acted honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. A director may also limit his liability by having his dissent entered into the minutes in respect of a decision or, by resigning from the board.

Call and Notice of Shareholder Meetings

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the MCA, written notice of the shareholders must be given to each shareholder entitled to vote at the meeting not less than twenty-one nor more than fifty days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting. Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting.

Under the MCA, an annual meeting of shareholders must be held no later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year. Under the MCA, the directors of a corporation may call a special meeting at any time. A corporation may apply to the court for an order extending the time for calling an annual meeting.

In addition, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Shareholder Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the MCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Nominations and Proposals

Under the MCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders’ meeting and, subject to certain exceptions, such shareholder’s compliance with the prescribed time periods and other requirements of the MCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to the meeting for which it solicits proxies. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the last annual shareholders’ meeting.

In addition, the MCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five percent of the shares or five percent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

The DGCL does not have a comparable provision.

Amendment of Governing Instrument

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Under the MCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Under the MCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation and they must submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations and Sales of Assets

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the MCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution” of the shareholders.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Dissenter’s Rights of Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the MCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue or transfer of that class of shares, (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business, (vi) an amendment to the corporation’s articles to convert the corporation from a corporation with share capital into a corporation without share capital (or vice versa), (vii) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement, (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court. The MCA provides these dissent rights for both listed and unlisted shares.

Under the MCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Oppression Remedy

The MCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation if an application is made to a court by a “complainant”. An “complainant” with respect to a corporation means any of the following: (i) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; (iii) the director appointed pursuant to the MCA; and (iv) any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants by making any interim or final order that it thinks fit including, without limiting the foregoing, (i) an order restraining the conduct complained of, (ii) an order appointing a receiver or receiver-manager, (iii) an order to regulate the corporation’s affairs by amending the articles or by-laws or creating or amending a unanimous shareholders agreement, (iv) an order directing an issue or exchange of securities, (v) an order appointing directors in place of or in addition to all or any of the directors then in office, (vi) an order directing a corporation, subject to certain restrictions, or any other person, to purchase securities of a security holder, (vii) an order directing the corporation, subject to certain restrictions, or any other person, to pay to a security holder any part of the moneys paid by him or her for securities, (viii) an order varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract, (ix) an order requiring the corporation, within a time specified by the court, to produce to the court or an interested person financial statements, (x) an order compensating an aggrieved person, or (xi) an order liquidating and dissolving the corporation. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs, including legal fees and disbursements, of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint. The DGCL does not provide for a similar remedy.

Shareholder Derivative Actions

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under the MCA, a complainant may apply to a court for leave to bring an action in the name of, and on behalf of, the corporation or its subsidiary, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or on behalf of its subsidiary. Under the MCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the required notice to the directors of the corporation or of the subsidiary, as applicable, of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; (iii) it appears to be in the best interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the MCA, the court in a derivative action may make any order it thinks fit including, without limiting the generality of the foregoing, (i) an order authorizing the complainant or any other person to control the conduct of the action, (ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

Anti-Takeover and Ownership Provisions

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

Rules and policies of certain Canadian securities regulatory authorities, including the Manitoba Securities Commission, such as Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, ‘related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

Under Multilateral Instrument 61-101, the term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with related party transaction including related to the valuation. Multilateral Instrument 61-101 also required, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Multilateral Instrument 62-104 provides that a take-over bid is triggered when a person makes “an offer to acquire voting securities or equity securities of a class made to one or more persons … where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire...” When a take-over bid is triggered, an offeror must comply with certain requirements. These include, among other things, making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

Multilateral Instrument 62-104 further requires that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person’s securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an “early warning report” with applicable Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

An “issuer bid” is defined in Multilateral Instrument 62-104 to be “an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons.” Similar requirements to a takeover bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by special resolution:

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount of existing shares;

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; or

●	convert all or any of our paid up shares into paid up shares of any denomination.

A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.